                                                                    EXHIBIT 12.1


               CALCULATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)

                                                                                                                    SIX MONTHS
                                                                   YEAR ENDED DECEMBER 31,                         ENDED JUNE 30,
                                            --------------------------------------------------------------      -------------------
                                              1994          1995         1996         1997          1998          1998        1999
                                            --------      --------     --------     --------      --------      --------      ------
EARNINGS                                      (7,239)        6,730       57,952      (17,340)     (126,897)     (24,074)      26,305
  Pret-tax income (loss)                      12,560        15,389       36,009       27,357        32,471       14,444       16,400
  Interest expense                                --            --          165        6,613         6,613        3,306        3,306
                                            --------      --------     --------     --------      --------      -------       ------
    Adjusted earnings (loss)                   5,321        22,119       94,126       16,630       (87,813)      (6,324)      46,011
                                            --------      --------     --------     --------      --------      -------       ------

FIXED CHARGES
  Interest expense                            12,560        15,389       36,009       27,357        32,471       14,444       16,400
  Capitalized interest                             0             0            0        2,143           578          487          125
  TECONS dividends                                 0             0          165        6,613         6,613        3,306        3,306
                                            --------      --------     --------     --------      --------      -------       ------
     Fixed Charges                            12,560        15,389       36,174       36,113        39,662       18,237       19,831
                                            --------      --------     --------     --------      --------      -------       ------

RATIOS
  Deficit of loss to fixed charges            (7,239)            0            0      (19,483)     (127,475)     (24,561)           0
                                            ========      ========     ========     ========      ========      =======       ======
  Ratio of earnings to fixed charges(1)         0.00          1.44         2.60         0.00          0.00         0.00         2.32

    (1) Earnings were not sufficient to cover fixed charges for 1994, 1997 and 1998 by $7.2 million, $19.5 million and $127.5 million, respectively, and for the six months ended June 30, 1998 by $24.6 million.